Exhibit 99.1

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

April 12, 2013

To whom it may concern:

Company name:	IR Japan, Inc.
Representative:	Shirou Terashita Representative Director, President and Chief Executive Officer
(Securities code: 6051)
Contact:	Yoshiki Hamasaki Section Chief, Corporate Planning Section
(Tel: 03-3796-1120)

Notice Concerning the Commitment-type Rights Offering (Allotment of

Listing-type Stock Acquisition Rights without Contribution)

IR Japan, Inc. (the “Company”), hereby announced that it has resolved at the meeting of the Board of Directors held on Friday, April 12, 2013, that a commitment-type rights offering (allotment of listing-type stock acquisition rights without contribution) covering all the shareholders other than the Company (the “Allotment”), and the fund procurement method in the Allotment (the “Fund Procurement Method”), be conducted for the purpose of procuring funds for future growth.

The commitment-type rights offering is a fund procurement method that gives extra consideration to existing shareholders, according to which stock acquisition rights are allotted without contribution to all the shareholders in proportion to the number of shares of the issuer’s stock held thereby (other than the issuer’s treasury shares) and then listed and may be traded on the market. In this method, by entering into an underwriting agreement (a commitment agreement) between the issuing company and the underwriting securities company, an amount of fund procurement of the issuing company is committed. (For more details, please refer to “1. Purpose of the Allotment, etc. (2) Reason for having chosen the Fund Procurement Method 2) Certainty of the fund procurement” below.)

In recent years, given the increasing questions about the large-scale dilution of shares, which is caused by a capital increase via a public offering or a third-party allotment, not only market players but also related organizations such as the Financial Services Agency, financial instruments exchanges and Japan Securities Depository Center, Inc. (“JASDEC”), have promoted improving relevant systems for the market introduction of the commitment-type rights offering, which is a major fund procurement method in European markets. Against this background, regarding conducting a fund procurement, after examining compared with other methods of fund procurement and taking into consideration other circumstances, the Company decided to implement the commitment-type rights offering. The Company believes that the Company’s implementing Japan’s first commitment-type rights offering will enable the Company to take the initiative in its future propagation of such fund procurement methods and it will contribute to diversifying fund procurement means considerably in the Japanese market as well as the development of capital markets, which is the Company’s corporate philosophy.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

1.	Purpose of the Allotment, etc.

(1)	Purpose of fund procurement

In April 2012, the Company became the first new entrant in the stock transfer agency business in almost 40 years. Within one year after its entry in the business, seven listed companies decided to entrust the stock transfer agency service to the Company and the Company is hearing from several other companies that they are positively considering the entrustment of the stock transfer agency service to the Company. The Company therefore recognizes the significance of its entry and has bolstered its confidence with its competitiveness. In order to expand the stock transfer agency business in the future and increase the Company’s share of the market in the medium and long term, the Company believes that extensive development of the system is required, which will allow us to handle up to 40 million shareholders. Although the current comprehensive shareholders’ database system operates sufficiently, in light of such a situation, the Company has determined to develop the system to further extend the number of shareholders to be handled to accommodate the anticipated increase in the number of its clients.

Although the Company first examined various fund procurement means as a funding source of the aforementioned system development, such as the use of its cash on hand and bank borrowings, the Company is subject to the capital adequacy requirements under the Financial Instruments and Exchange Act, as a Type I Financial Instruments Business Operator, and from this perspective, it will become necessary for the Company to increase its shareholders’ equity (fund procurement) in response to the increase in total assets accompanied by the capital investment.

The Company therefore determined to conduct a fund procurement using a commitment-type rights offering (listing-type allotment of stock acquisition rights without contribution) to increase its shareholders’ equity.

(2)	Reason for having chosen the Fund Procurement Method

The Company examined various fund procurement means such as a capital increase via a public offering and bank borrowing to ensure the coexistence of 1) the protection of the interests of existing shareholders, 2) the certainty of the fund procurement and 3) its contribution to the development of the capital markets. As a result, the Company chose a commitment-type rights offering that would be thought of as the option that best satisfies each of the aforementioned points for the following reasons.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

1)	Protection of the interests of existing shareholders

In determining its fund procurement, the Company sought a fund procurement method acceptable for existing shareholders as Japan’s largest consulting firm that comprehensively supports listed companies with its investor relations (IR) and shareholder relations (SR) services. Consequently, the Company selected the rights offering as a method for providing the existing shareholders who support the Company’s growth with an opportunity to engage in the process of increasing the Company’s capital.

In the rights offering, as Stock Acquisition Rights (defined in “2. Details of the Rights Offering (1) Procedures of the Allotment of Stock Acquisition Rights without Contribution” below) are allotted in proportion to the number of shares of the Company’s common stock that the respective existing shareholders hold, the existing shareholders who want to maintain their equity ratio after the capital increase may acquire the Company’s common stock by exercising the Stock Acquisition Rights allotted and paying the necessary cost for the exercise. Meanwhile, as the Stock Acquisition Rights issued will be listed on the Osaka Securities Exchange (JASDAQ), the existing shareholders who do not wish to exercise the Stock Acquisition Rights may sell those Stock Acquisition Rights through market transactions to compensate for, either wholly or in part, any economic loss that they might incur by the dilution of economic value per share.

2)	Certainty of the fund procurement

The commitment-type rights offering is characterized by the fact that it can secure the fund procurement in the planned amount at the time of such resolution, in principle, regardless of changes in stock prices of the shares of the issuing company’s common stock after the allotment is resolved, because the issuing company has entered into an underwriting agreement (the “Commitment Agreement”) with a securities company (in the Allotment, Nomura Securities Co., Ltd.; hereinafter same company in such position is referred to as the “Commitment Company”). In the Allotment, it is agreed that the Stock Acquisition Rights not exercised by General Investors (defined in “2. Details of the Rights Offering (2) Details of the Stock Acquisition Rights 6) Exercise period for the Stock Acquisition Rights” below) shall be acquired by the Company pursuant to the acquisition clause and then, in principle, transferred to the Commitment Company in accordance with the Commitment Agreement and the Commitment Company shall exercise all the remaining Stock Acquisition Rights acquired from the Company.

There exists another fund procurement method for the rights offering called a non-commitment-type rights offering and in a non-commitment-type rights offering, stock acquisition rights that have not been exercised during the exercise period will be forfeited (extinguished). As a result, the issuing company will not be able to ensure the fund procurement in the initially planned amount. The Company, therefore, has selected the commitment-type rights offering, according to which fund procurement in the initially planned amount can be ensured. The Company understands that the commitment-type rights offering is generally selected for the aforementioned reason in Europe where the rights offering is prevalent as a major fund procurement method.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

3)	Contribution to the development of the capital markets

The Company’s corporate philosophy is “to contribute to the development of fair capital markets in Japan.” To this end, the Company aims to continue its growth along with the global development of the capital markets in Japan. As a new innovation in its business activity in the previous fiscal year, the Company entered the stock transfer agency business, which is aimed at allowing listed companies to maximize the advantages of electronic share certificates.

Concerning the commitment-type rights offering, the prolonged period of financing is mentioned as a negative factor that prevents its widespread use. Consequently, related organizations such as the Financial Services Agency, financial instruments exchanges and JASDEC, have addressed improving the relevant systems to reduce the time frame. The latest comprehensive shareholders’ database system of the Company that is optimized for electronic share certificates scheme will be able to process and execute the practical affairs required for the stock transfer agency (i.e., determining the applicable shareholders who are entitled to the allotment of stock acquisition rights and dispatching the allotment notices thereto) in less than half of the number of days that were previously necessary compared to an existing rights offering (in the Allotment, seven days), thereby reducing the time frame considerably.* In the Allotment, the Company itself serves as a stock transfer agency and expects to contribute to the future popularization of the commitment-type rights offering and to gain an in-depth understanding of the Company’s capabilities to cope with the practical stock transfer agency business of the many market players by handling specific business projects.

* Number of days until the date of completing the exercise period for general investors from the date of resolution on allotment

The corresponding period in the Allotment is 49 days, which means 20 days shorter than the previous non-commitment-type rights offerings of the past. Also, in the future, in cases where the planned revisions to the Companies Act will be realized, said period is expected to be reduced to approximately 40 days, which compares favorably with the commitment-type rights offerings in Europe.

2.	Details of the Rights Offering

(1)	Procedures of the Allotment of Stock Acquisition Rights without Contribution

Pursuant to the allotment of stock acquisition rights without contribution (Article 277 of the Companies Act), IR Japan, Inc. Stock Acquisition Rights No. 1 (the “Stock Acquisition Rights”) will be allotted to the shareholders who are registered or recorded on the latest shareholders’ registry of the Company as of Tuesday, April 23, 2013 (excluding the Company), which is set as the fixed date for allocation. The shareholders will be allotted at the rate of one Stock Acquisition Right per one share of the Company’s common stock.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

(2)	Details of the Stock Acquisition Rights

1) Name of the Stock Acquisition Rights	IR Japan, Inc. Stock Acquisition Rights No. 1

2) Class and number of shares underlying the Stock Acquisition Rights	0.1 shares of the Company’s common stock per one Stock Acquisition Right

3) Total number of the Stock Acquisition Rights

1,687,029

Note: The number of issued shares of the total number of issued shares of the Company less the number of the Company’s treasury shares of common stock on the fixed date for allocation. The above number is an estimated number calculated based on the total number of issued shares of the Company (excluding the number of the Company’s treasury shares of common stock) as of Friday, April 12, 2013.

4) Value of the property to be subscribed upon exercise of the Stock Acquisition Rights

600 yen per Stock Acquisition Right

Note: The value of the property to be subscribed per share of the Company’s common stock upon exercise of Stock Acquisition Right (the “Exercise Price”) shall be 6,000 yen. As the number of shares underlying one Stock Acquisition Right is 0.1 shares, a total of 6,000 yen is the cost to exercise 10 Stock Acquisition Rights to acquire one share of the Company’s common stock.

5) Amount to be incorporated into capital in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights

Amount of capital and capital reserves that will be increased in cases where shares are issued as a result of the exercise of the Stock Acquisition Rights

(a) The amount of capital that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights shall be equivalent to one half of the maximum amount of capital increase calculated in accordance with Article 17, paragraph (1) of the Ordinance on Company Accounting, with any fraction of less than one yen as a result of such calculation rounded up to the nearest one yen.

(b) The amount of capital reserves that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights shall be the maximum amount of capital increase minus the amount of capital increased, as referred to in (a) above.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

6) Exercise period for the Stock Acquisition Rights

(a) Period during which the holders of the Stock Acquisition Rights other than the Commitment Company (the “General Investors”) may exercise their Stock Acquisition Rights (the “General Investors Exercise Period”):

From Friday, May 17, 2013 to Thursday, May 30, 2013

(b) Exercise period of the Stock Acquisition Rights specified in the contents of stock acquisition rights under the Companies Act:

From Friday, May 17, 2013 to Thursday, May 30, 2013, and Wednesday, June 5, 2013 and Thursday, June 6, 2013

As the Allotment is a commitment-type rights offering, the Company will acquire all the remaining Stock Acquisition Rights on Tuesday, June 4, 2013, as described in 8) below. Therefore, in cases where General Investors exercise their Stock Acquisition Rights, they are required to exercise the Stock Acquisition Rights during the period from Friday, May 17, 2013 to Thursday, May 30, 2013. In addition, as the request for the exercise of the Stock Acquisition Rights becomes effective on the day when the notice of the matters required for such request for the exercise reaches the exercise agent and the whole value of the property to be subscribed upon exercise of said Stock Acquisition Rights is credited to the account of the payment handling bank that is specified by the Company, the notice of the matters required for such request for handling of the exercise of the Stock Acquisition Rights must have been received at the exercise agent and the payment upon exercise must have been confirmed to enable the exercise of the Stock Acquisition Rights by the General Investors. According to the typical processing schedule published by Japan Securities Depository Center, Inc. (the “Book-Entry Transfer Institution”), if a request for the exercise of the Stock Acquisition Rights is proposed and the payment upon exercise is made on the expiration date of the General Investors Exercise Period, the notice of the matters required for such request for handling of the exercise of the Stock Acquisition Rights may not reach the Company (or the exercise agent) by the end of the General Investors Exercise Period, thereby making said request invalid. Accordingly, it will be necessary for the respective General Investors to have completed the procedures concerning the proposal of the request for exercise of the Stock Acquisition Rights and the payment upon exercise to the account management institution (a JASDEC member), at the latest, within the institution’s business hours on Wednesday, May 29, 2013, to enable the exercise of the Stock Acquisition Rights within the General Investors Exercise Period.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Note: The period for acceptance of the exercise requests from General Investors may vary for each account management institution. Therefore, it is necessary for each General Investor to directly check with his/her account management institution by himself/herself.

7) Conditions on exercise of the Stock Acquisition Rights

(i)  None of the Stock Acquisition Rights shall be partially exercised.

(ii) The exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801 (“Rule 801”) of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S (“Regulation S”) under the Act. Accordingly, for any Stock Acquisition Rights to be exercised which are held or beneficially owned by those who reside or are located outside Japan, the exercise/cancel request must include a representation stating that “it is represented that the Stock Acquisition Rights to be exercised have been obtained through the Allotment of Stock Acquisition Rights without Contribution or a transfer made in accordance with Regulation S” and be submitted to the Book-Entry Transfer Institution or an account management institution with which the holder of the Stock Acquisition Rights (the “Holder”) may open his/her account for transfer and/or exercise of the Stock Acquisition Rights (the “Agent”).

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

8) Acquisition clause to the Stock Acquisition Rights

On Tuesday, June 4, 2013, the Company shall acquire all (not part) of the Stock Acquisition Rights outstanding on that day in exchange for the Property Delivered (as defined below).

“Property Delivered” means the amount to be paid for one Stock Acquisition Right, which is equivalent to 70% of the amount (if it is a negative value, it shall be zero) obtained by dividing by 10 the amount obtained by subtracting 6,000 yen from the volume weighted average price (VWAP) of the regular transactions of the shares of the Company’s common stock in the Osaka Securities Exchange (JASDAQ) on Monday, June 3, 2013 (the “OSE VWAP Price”) (if there is no OSE VWAP Price on Monday, June 3, 2013, the OSE VWAP Price on the immediately preceding date will be applied) (a fraction less than one yen shall be rounded down).

9) Method for requesting the exercise of and payment for the Stock Acquisition Rights

(a) A Holder who intends to exercise the Stock Acquisition Rights may give notice of such intent and make payments to the Agent.

(b) Those who give notice of their intent to exercise the Stock Acquisition Rights to the Agent may not withdraw the notification thereafter.

(c) An exercise request for the Stock Acquisition Rights shall become effective on the day on which the notice of matters necessary for such exercise request has reached the exercise agent, and the total amount of the value of the property to be contributed when the Stock Acquisition Right is exercised has been credited in the account of the payment handling bank that is specified by the Company.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

10) Other important or necessary matters for investment judgment

(a) If the Stock Acquisition Rights are exercised, the Company issues and delivers the underlying new shares of the Company’s common stock. (Treasury share is not planned to be delivered.)

(b) Shareholders and investors are requested to read carefully the securities registration statement (http://info.edinet-fsa.go.jp/) filed with the Director-General of the Kanto Local Finance Bureau, dated Friday, April 12, 2013, and to take responsibility for making their investment decisions concerning the Stock Acquisition Rights.

Note: For details regarding the procedures in the Allotment, every shareholder is requested to refer to the “Q&A Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” announced on Friday, April 12, 2013 (http://www.irjapan.net/ir_info/rights.html).

3.	Schedule of the Rights Offering

Friday, April 12, 2013	Resolution by the Board of Directors Filing of the securities registration statement

Saturday, April 20, 2013	Effective date of the registration (planned)

Tuesday, April 23, 2013	Fixed date for allocation (planned) Note: Date on which the applicable shareholders, to whom the Stock Acquisition Rights will be allotted, are determined

Wednesday, April 24, 2013

Effective date of the Allotment of Stock Acquisition Rights without Contribution (planned)

Listing date of the Stock Acquisition Rights (planned / to be announced by the Osaka Securities Exchange later)

Tuesday, April 30, 2013	Date of dispatching the allotment notice to shareholders for the Stock Acquisition Rights (planned)

From Friday, May 17, 2013, to Thursday, May 30, 2013	Exercise period for General Investors on the exercise of the Stock Acquisition Rights (General Investors Exercise Period) (planned)

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Note: It will be necessary for the respective General Investors to have completed the procedures concerning the proposal of the request for exercise of the Stock Acquisition Rights and the payment upon exercise to the account management institution (a JASDEC member), at the latest, within the institution’s business hours on Wednesday, May 29, 2013, to ensure the exercise of the Stock Acquisition Rights within the General Investors Exercise Period. Provided, however, that the period for acceptance of the exercise requests from General Investors may vary for each account management institution. Therefore, it is necessary for each General Investor to directly check with his/her account management institution by himself/herself.

Friday, May 24, 2013	Date of delisting the Stock Acquisition Rights (planned / to be announced by the Osaka Securities Exchange later)

Tuesday, June 4, 2013	Date of acquiring all the remaining Stock Acquisition Rights by the Company (planned)

Wednesday, June 5, 2013	Date of transferring the Stock Acquisition Rights obtained by the Company to the Commitment Company (planned)

From Wednesday, June 5, 2013, to Thursday, June 6, 2013	Exercise period for the Commitment Company to exercise the Stock Acquisition Rights (planned)

4.	Amount of Funds to be Procured, Uses of Proceeds, etc.

(1)	Amount of funds to be procured (estimated total net proceeds)

Total amount to be paid (yen)	Estimated total amount of expenses related to issuance (yen)	Estimated total net proceeds (yen)
1,012,212,000	70,000,000	942,212,000

Notes:

1.	The total amount to be paid above represents the total amount to be paid in exercising the Stock Acquisition Rights, assuming that all the Stock Acquisition Rights have been exercised. It is an estimate based on the number of shares of the Company issued and outstanding as of Friday, April 12, 2013 (excluding the number of the Company’s treasury shares of common stock).

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

2.	Breakdown of the expenses related to issuance

•	The fees to be paid to the Commitment Company: 50 million yen

•	Other expenses (such as legal fees and fees pertaining to affairs to be paid to the respective account management institution): 20 million yen

3.	The estimated total amount of expenses related to issuance does not include consumption taxes.

(2)	Uses of Proceeds

The estimated total net proceeds of 942,212,000 yen are planned to be applied in the full amount by the end of March 2015 to the funds for the extensive development of the renewed comprehensive shareholders’ data base system in the stock transfer agency business. The first stage of this extensive development will be completed by March 2014, and the second stage of this extensive development (purchases of server and communication equipment and development of software, etc.) will be completed by March 2015, and will eventually allow us to increase the number of shareholders to be handled up to 40 million shareholders.

The details of the system investment planned by the Company pertaining to the comprehensive shareholders’ database are as follows:

Office name (location)	Contents of facility	Amount of planned investment (thousand yen)		Method of fund raising	Commencement date	Completion date	Ability increase after completion
		Total	Paid
Head office (Minato-ku, Tokyo)	purchases of server and communication equipment and development of software, etc.	942,212	—	Capital increase	June, 2013	March, 2015	(Note 1)

(Note)	1	The information processing ability of the comprehensive shareholders’ database system will increase from four million shareholders to forty million shareholders.

	2	Consumption and other taxes are not included.

	3	Since all of the Company’s business belongs to only one segment of the “consulting business focused on IR/SR activities,” no segment information is included herein.

In April 2012, since the Company became the first new entrant in the stock transfer agency business in almost 40 years, within one year after its entry in the business, the Company obtained stock transfer agency service contracts with seven listed companies through such as the provision of services and the setting of service prices, drawing on the advantages of electronic share certificates. In order to further expand the stock transfer agency business in the future and increase the Company’s share of the market in the medium- and long-term, the Company believes that an extensive development of system is required, which will allow us to handle up to 40 million shareholders. In light of such a situation, the Company has determined to develop the system to further extend the number of shareholders that the Company may handle to accommodate the anticipated increase in the number of its clients. Although the Company first examined various fund procurement means as a funding source of the aforementioned system development, such as the use of its cash on hand and bank borrowing, the Company is subject to the capital adequacy requirements under the Financial Instruments and Exchange Act, as a Type I Financial Instruments Business Operator and, from this perspective, it will become necessary for the Company to increase its shareholders’ equity (fund procurement) in response to the increase in total assets accompanied by the capital investment. Therefore, the Company has determined to conduct a fund procurement using a commitment-type rights offering (an allotment of listing-type stock acquisition rights without contribution) to increase its shareholders’ equity.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

More specifically, the Company examined various fund procurement means such as a capital increase via a public offering and bank borrowing to ensure the coexistence of 1) the protection of the interests of existing shareholders, 2) the certainty of the fund procurement and 3) its contribution to the development of the capital markets. As a result, the Company chose a commitment-type rights offering that would be thought of as the option that best satisfies each of the aforementioned points for the reasons as described in “1. Purpose of the Allotment, etc. (2) Reason for having chosen the Fund Procurement Method” above.

5.	Rationale for the Issuing Conditions

(1)	Exercise Price and the basis for its calculation

The fund procurement should be conducted by a method that is recognized appropriate for existing shareholders, the issuing company and the relevant market. To this end, the Company, in the Allotment, examined an optimum allotment ratio that would allow the Company to procure the funds necessary for its system investment to expand future business while restricting the dilution of earnings per share.

In the Allotment, one Stock Acquisition Right per share of the Company’s common stock shall be allotted and one such share shall be delivered by exercising 10 Stock Acquisition Rights to mitigate a considerable dilution of net income per share.

The Exercise Price to acquire one share of the Company’s common stock is set at 6,000 yen (600 yen per Stock Acquisition Right). This value was determined after comprehensively taking into account such factors as the funding requirements necessary for the system investment to expand the stock transfer agency business, which were described in “4. Amount of Funds Procured, Uses of Proceeds, etc. (2) Uses of proceeds,” the number of shares planned to be issued through the exercise of the Stock Acquisition Rights and the possibility of exercising the Stock Acquisition Rights. (The Exercise Price is set at a level lower than the fair market price to facilitate the exercise of the Stock Acquisition Rights (i.e., 39.50% of the closing price on the Osaka Securities Exchange (JASDAQ) as of April 11, 2013).) Furthermore, it is agreed in the Commitment Agreement entered into by and between the Commitment Company and the Company that the Stock Acquisition Rights not exercised by shareholders shall be acquired by the Company pursuant to the acquisition clause and then wholly transferred to the Commitment Company, in principle, and the Commitment Company shall exercise all the remaining Stock Acquisition Rights. Thus, by exercising the Stock Acquisition Rights by the Commitment Company, the scheme completely ensures the necessary funds for the Company.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

(2)	Acquisition clause and consideration for the acquisition, etc.

1) As described in “2. Details of the Rights Offering (2) Details of the Stock Acquisition Rights, 8) Acquisition clause to the Stock Acquisition Rights,” the acquisition clause to the Stock Acquisition Rights is stipulated. The Company will acquire all the remaining Stock Acquisition Rights (partial acquisition is not allowed) on Tuesday, June 4, 2013, in exchange of the Property Delivered. The Property Delivered means the amount to be paid for one Stock Acquisition Right, which is equivalent to 70% of the amount (to be zero (0) if it is negative) being the quotient of the amount, of which 6,000 yen is deducted from the OSE VWAP for the shares of the Company’s common stock on the Osaka Securities Exchange on Monday, June 3, 2013 (if there is no OSE VWAP on said day, the OSE VWAP on the most recent date prior to said day), divided by 10 (fractions less than one yen, if any, shall be truncated).

In a non-commitment-type rights offering, stock acquisition rights that have not been exercised during the exercise period will be forfeited (extinguished) at the expiration of that period. As individual shareholders represent a certain percentage of the Company’s shareholders, the Company believes that it should give consideration to some measures that would compensate for, in part, any economic disadvantage incurred by the dilution of economic value per share even if existing shareholders have forgotten to exercise or sell the Stock Acquisition Rights. From this perspective, if an amount of the Property Delivered is set too low, it may not give consideration to such shareholders who forgotten to exercise or sell the Stock Acquisition Rights.

At the same time, in calculating the Property Delivered, careful attention is paid so that the advantages of the commitment-type rights offering will not be prohibited.

More specifically, the existing shareholders to whom the stock acquisition rights have been allotted may sell the allotted rights through market transactions if they do not wish to exercise the rights, which allows investors other than the existing shareholders to have the opportunity of acquiring and exercising stock acquisition rights. However, if the divergence of the value of the property delivered from the market price of stock acquisition rights is small, the holders of the stock acquisition rights might reduce their motivation for exercising or selling the stock acquisition rights, thereby depriving investors other than the existing shareholders of the opportunity of acquiring and exercising stock acquisition rights. At the previous non-commitment-type right offering, the market price of stock acquisition rights has gotten cheap in a certain level, compared to a theoretical price of a stock acquisition right. Given such case, in cases where a price having a small discount rate from the theoretical price is set as the Property Delivered, it may lead to an increase of existing shareholders who will not sell his/her stock acquisition rights at the market and will choose a delivery of the Property Delivered pursuant to the acquisition clause. In addition, the rising potential of a possible increase in the number of stock acquisition rights not exercised could lead to increasing the risk of the securities company that would acquire and exercise said non-exercised stock acquisition rights. Such a situation is feared to have a negative impact on the enhanced adoption of the commitment-type rights offering due to the resulting increase in various issue expenses. To avoid such a negative impact in the Allotment, it will be necessary for the Company to set a considerable difference between the amount of the property delivered when the Company acquires the Stock Acquisition Rights and the theoretical value of the Stock Acquisition Rights.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

By comprehensively taking into account the above circumstances, the Property Delivered is set to be the sum that equals 70% of the theoretical value (to be zero (0) if it is negative) being the quotient of the amount, of which 6,000 yen is deducted from the OSE VWAP, divided by 10 (fractions less than one yen, if any, shall be truncated). Meanwhile, the Company believes that the payment of the Property Delivered will not damage the corporate value of the Company because the Company presumes that the acquired Stock Acquisition Rights will be transferred to the Commitment Company at a price higher than the Property Delivered, as described in 2) below.

2) As the Allotment is a commitment-type rights offering, the non-exercised Stock Acquisition Rights, which are acquired by the Company pursuant to the acquisition clause, will be wholly transferred to the Commitment Company, in principle, and the Commitment Company plans to exercise all the remaining Stock Acquisition Rights, which will be acquired from the Company, during the period of Wednesday, June 5, 2013 and Thursday, June 6, 2013. The transfer price of one Stock Acquisition Right to the Commitment Company will be the sum that equals 90% of the amount (to be zero (0) if it is negative) being the quotient of the amount, of which 6,000 yen is deducted from the OSE VWAP for the shares of the Company’s common stock on the Osaka Securities Exchange on Monday, June 3, 2013 (if there is no OSE VWAP on said day, the OSE VWAP on the most recent date prior to said day), divided by 10 (fractions less than one yen, if any, shall be truncated); provided, however, that, if the result of the above calculation is zero, the Commitment Company will acquire all of the Company-acquired non-exercised Stock Acquisition Rights for one yen in total. The transfer price is determined by the Company in a comprehensive manner by taking into account that the Company is required to make the payment of the Property Delivered for the acquisition of the non-exercised Stock Acquisition Rights and it is necessary to set a price level that would not cause a transference at a low price from the viewpoint of the theoretical value of said Stock Acquisition Rights.

3) The difference between the Property Delivered for one Stock Acquisition Right acquired by the Company pursuant to the acquisition clause and the transfer price to the Commitment Company for one Stock Acquisition Right will be recognized as a profit of the Company. The Company’s profit for one Stock Acquisition Right to be acquired will increase, when the stock price of the Company considerably exceeds the Exercise Price (if the value of Stock Acquisition Right is higher). However, under such circumstances, as economic profits obtained by exercising the Stock Acquisition Rights will considerably exceed the Property Delivered as consideration for the acquisition by the Company, it is unlikely that the majority of the Stock Acquisition Right will stay unexercised and the possibility that the number of the Stock Acquisition Rights being subject to an acquisition by the Company will actually become great is actually low; therefore, recognition of significant profit is unexpected. Meanwhile, if the stock price of the Company fall below the Exercise Price, majority of the Stock Acquisition Right will become unexercised and the number of the Stock Acquisition Right to be subject of acquisition by the Company may become great. However, in such case, the total amount of Property Delivered is zero yen and the total amount of transfer price is one yen, and their difference is one yen. Therefore, also in this case, recognition of significant profit is unexpected.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

6.	Trends of Largest Shareholders

Mr. Shirou Terashita, Representative Director, President and Chief Executive Officer of the Company (holding 62.47% of the total number of the Company’s shares issued and outstanding as of Friday, April 12, 2013), who is also the largest shareholder of the Company, reported the Company that he has entered into a memorandum as of April 12, 2013, with the Commitment Company, according to which all the Stock Acquisition Rights allotted through this Allotment of Stock Acquisition Rights without Contribution will be exercised. The amount of the paid-up money from Mr. Terashita is planned to be 632,400,000 yen (which equals 62.48% of all the amount of the funds procured).

Regarding payments due to such exercise, the Company has received a report from Mr. Shirou Terashita that he is scheduled to obtain loans etc. from financial institutions for the purpose of procurement of payments for exercise of the Stock Acquisition Rights.

In addition, he agrees with the Commitment Company that he will not take actions such as sales of the Company’s shares during the Lock-up Period, in principle, as described in “9. Other Matters Necessary for Investors to Understand and Judge Appropriately the Corporate Information of the Company (3) Lock-up” below in order to avoid significant impact on the exercise of the Stock Acquisition Rights by General Investors. Also, the Company has received representations from him that it is possible that part of the Company’s common shares he holds may be sold due to the repayment of the loans relating to the above payments for exercise, however, (i) he has no intention to sell within this year (2013), and (ii) he intends, as of this day that when selling on or after January 2014, considering market conditions, to take action in off-floor trading and off-market trading and such to diminish the impact on the market share price of the Company’s common stock.

7.	Announcement Method regarding the Exercise Conditions of the Stock Acquisition Rights

The exercise conditions for General Investors during the exercise period of the Stock Acquisition Rights, as well as the total number of the Company’s shares issued and outstanding as of the date during said period, are planned to be announced on: (i) Wednesday, May 22, 2013, for those up to and as of Monday, May 20, 2013; (ii) Friday, May 24, 2013, for those up to and as of Wednesday, May 22, 2013; (iii) Tuesday, May 28, 2013, for those up to and as of Friday, May 24, 2013; and (iv) Monday, June 3, 2013, for those up to and as of Thursday, May 30, 2013, respectively. The exercise conditions during the exercise period may be announced at other times, as necessary.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Aside from this, the details will be announced promptly when the Company transfers the acquired Stock Acquisition Rights to the Commitment Company (scheduled on Wednesday, June 5, 2013).

8.	Future Prospects

The Company is confident that it will be ready for further expansion of the stock transfer agency business, which will contribute to the enhancement of future corporate value, by applying the funds procured through the fund procurement to the uses of proceeds described in “4. Amount of Funds to be Procured, Uses of Proceeds, etc., (2) Uses of Proceeds” above. However, concrete effects have not yet been decided.

9.	Other Matters Necessary for Investors to Understand and Judge Appropriately the Corporate Information of the Company

(1)	Outline of the Commitment Agreement concluded with the Commitment Company

The Company has entered into the Commitment Agreement with the Commitment Company as of Friday, April 12, 2013. The non-exercised Stock Acquisition Rights, which are acquired by the Company pursuant to the acquisition clause, will be wholly transferred to the Commitment Company on Wednesday, June 5, 2013, in principle, and then the Commitment Company will exercise all the remaining Stock Acquisition Rights, which will be acquired from the Company, by Thursday, June 6, 2013. The transfer price of one Stock Acquisition Right to the Commitment Company is as stated in “5. Rationale for the Issuing Conditions, (2) Acquisition clause and consideration for the acquisition, etc. 2)” above. Provided, however, that if any significant infringement by the Company with regard to any obligations set forth in the Commitment Agreement and the like or if any significant situation that might have an adverse impact on the Company’s operating performance has occurred, the transfer of the Stock Acquisition Rights to the Commitment Company or the exercise thereof by the Commitment Company may not be conducted, or there may be a possible cancellation of the Commitment Agreement.

(2)	Exercise of Stock Acquisition Rights by shareholders residing overseas

The primary offering of the Stock Acquisition Rights has not been and will not be registered or filed in jurisdictions other than Japan. Therefore, residents outside Japan are advised to note that the exercise or resale of the Stock Acquisition Rights may be restricted under the applicable securities laws and other laws (except for institutional investors who are not subject to the above restrictions under applicable foreign laws for such shareholders).

The allotment of Stock Acquisition Rights without contribution is made for securities of a non-US company and is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the securities registration statement filed with the Director-General of the Kanto Local Finance Bureau, dated Friday, April 12, 2013, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

It may be difficult for U.S. shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since the Company is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The Company expects the exercise of the Stock Acquisition Rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the Act, which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S under the Act. U.S. shareholders may exercise their allotted Stock Acquisition Rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission regarding the allotment of Stock Acquisition Rights without contribution. The Stock Acquisition Rights will be listed on the Osaka Securities Exchange (JASDAQ) and will trade through the book-entry facilities of JASDEC.

(3)	Lock-up

With regard to the underwriting of the Stock Acquisition Rights by the Commitment Company, Mr. Shirou Terashita, one of the Company’s shareholders, has agreed with the Commitment Company that he will not sell or otherwise dispose of the Company’s shares in principle, during the period starting on Friday, April 12, 2013 (including the same day) to Tuesday, October 8, 2013 (including the same day) (the “Lock-up Period”), without the prior written consent of the Commitment Company.

In addition, with regard to the underwriting of the Stock Acquisition Rights by the Commitment Company, the Company has agreed with the Commitment Company that it will not issue the Company’s shares, not issue any securities that may be converted into or exchanged with the Company’s shares and not issue any securities that represent any rights for acquiring or receiving the Company’s shares or the like (provided, however, that issuance of the Company’s common shares through the exercise of the Stock Acquisition Rights is excluded) during the Lock-up Period, without a prior written consent of the Commitment Company in writing.

Notice:

This document (including references) is a statement to be announced publicly with regard to the issuance of the Company’s Stock Acquisition Rights No. 1 of the Company and has not been prepared for the purpose of soliciting investments from specifically targeted people. Please note that shareholders or investors needs to read carefully the securities registration statement (http://info.edinet-fsa.go.jp/) filed on April 12, 2013, and to take responsibility for the exercise, trading or making of other investment decisions of the Stock Acquisition Rights. This document contains forward-looking statements including the projections, forecasts, plans and/or goals regarding the Company’s financial position or operating performance. Please note that actual financial results in the future might differ materially from the projections, etc., in this document depending on various factors although the details of the description are based on the Company’s judgments and recognition made in light of information available at the time of preparing this document.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Meanwhile, this document is not aimed at soliciting any primary offering or purchase of securities overseas. As for the issuance of the Stock Acquisition Rights, no registration under the Securities Act and other laws and regulations overseas (including the U.S. Securities Act of 1933 (including the amendments thereto)) has been made and no such registration is planned. In the United States, any offering for subscription for or sales of securities is prohibited unless a necessary registration is made or such actions are exempt from registration in accordance with the U.S. Securities Act of 1933 (including the amendments thereto).

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

(Reference)

Terms of Allotment of Stock Acquisition Rights No. 1

1.	Name of Stock Acquisition Rights

IR Japan, Inc. Stock Acquisition Rights No. 1 (the “Stock Acquisition Rights”)

2.	Allotment method of the Stock Acquisition Rights

The Stock Acquisition Rights shall be allotted by the method of allotment without contribution (the “Allotment of Stock Acquisition Rights without Contribution”) pursuant to Article 277 of the Companies Act, whereby one Stock Acquisition Right is being allotted per one share of the Company’s common stock held by the respective shareholder (other than the Company’s treasury shares) that are specified or recorded in the Company’s shareholder registry as of April 23, 2013 (the “Fixed Date for Allocation”).

3.	Total number of the Stock Acquisition Rights

Total number of the Stock Acquisition Rights shall be the total number of issued shares of the Company’s common stock less the number of the Company’s treasury shares as of the Fixed Date for Allocation.

4.	Effective Date of the Allotment of Stock Acquisition Rights without Contribution

April 24, 2013

5.	Description of the Stock Acquisition Rights

(1)	Class and number of the shares underlying the Stock Acquisition Rights

0.1 share of the Company’s common stock shall be issued for each Stock Acquisition Right.

(2)	Value of the property to be contributed when the Stock Acquisition Right is exercised

(i)	600 yen shall be paid per one Stock Acquisition Right upon exercise.

(ii)	6,000 yen shall be paid per one share of the Company’s common stock upon exercise.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

(3)	Period during which the Stock Acquisition Rights can be exercised

The exercise period shall be from May 17, 2013 to May 30, 2013 and from June 5, 2013 to June 6, 2013.

(4)	Matters regarding the capital and capital reserve that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights

(i)	The amount of capital that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights shall be equivalent to one half of the maximum amount of capital increase calculated in accordance with Article 17, paragraph 1 of the Ordinance on Company Accounting, with any fraction of less than one yen as a result of such calculation rounded up to the nearest one yen.

(ii)	The amount of capital reserve that will be increased in cases where shares will be issued as a result of the exercise of the Stock Acquisition Rights shall be the maximum amount of capital increase minus the amount of capital increased, as referred to in (i) above.

(5)	Restriction on the transfer of Stock Acquisition Rights

Approval of the Board of Directors of the Company is not required for transferring the Stock Acquisition Rights.

(6)	Conditions on exercise of the Stock Acquisition Rights

(i)	None of the Stock Acquisition Rights shall be partially exercised.

(ii)	The exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801 (“Rule 801”) of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S (“Regulation S”) under the Act. Accordingly, for any Stock Acquisition Rights to be exercised which are held or beneficially owned by those who reside or are located outside Japan, the exercise/cancel request must include the following representation and be submitted to the Book-Entry Transfer Institution or an account management institution with which the holder of the Stock Acquisition Rights (the “Holder”) may open his/her account for transfer and/or exercise of the Stock Acquisition Rights (the “Agent”):

The Stock Acquisition Rights to be exercised have been obtained through the Allotment of Stock Acquisition Rights without Contribution or a transfer made in accordance with Regulation S.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

(7)	Compliance with foreign laws and regulations

To ensure compliance with foreign laws and regulations, the form of the exercise/cancel request for the Stock Acquisition Rights will include the following deemed representations from each Holder exercising the Stock Acquisition Rights:

(i)	Any Holder exercising any Stock Acquisition Rights who resides or is located in Japan is deemed, by making such exercise, to have represented that such person understands the exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801, which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S. Any Holder exercising any Stock Acquisition Rights who resides or is located in Japan is also deemed, by making such exercise, to have represented and agreed that such person acquired such Stock Acquisition Rights either through the Allotment of Stock Acquisition Rights without Contribution or a transfer made in accordance with Regulation S.

(ii)	Any Holder who exercises any Stock Acquisition Rights or otherwise deals in any Stock Acquisition Rights or any underlying shares of the Company’s common stock issued upon exercise is deemed, by making such exercise, to have represented and warrantied to the Company, to the Agent and to any person acting on the Company’s behalf that (x) such Holder or the relevant beneficial owner was offered, obtained and exercised the rights and was offered and subscribed for the underlying shares lawfully in the jurisdiction in which such Holder or the relevant beneficial owner resides or is currently located, and (y) such Holder is not acquiring, underlying shares with a view to the offer, sale, transfer, delivery or distribution, directly or indirectly, of such underlying shares into any jurisdiction where such activity would require registration or violate local laws or regulations.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

(8)	Acquisition clause to the Stock Acquisition Rights

On June 4, 2013, the Company shall acquire all (not part) of the Stock Acquisition Rights outstanding on that day in exchange for the Property Delivered (as defined below).

“Property Delivered” means the amount to be paid for one Stock Acquisition Right, which is equivalent to 70% of the amount (if it is a negative value, it shall be zero) obtained by dividing by ten the amount obtained by subtracting 6,000 yen from the volume weighted average price (VWAP) of the regular transactions of the shares of the Company’s common stock in the Osaka Securities Exchange on June 3, 2013 (the “OSE VWAP Price”) (if there is no OSE VWAP Price on June 3, 2013, the OSE VWAP Price on the immediately preceding date will be applied) (a fraction less than one yen shall be rounded down).

(9)	Arrangements for fractions less than one share occurring upon exercise of the Stock Acquisition Rights

If a fraction less than one share occurs among the number of shares to be delivered to a Holder who has exercised the Stock Acquisition Rights, such fraction shall be rounded down.

6.	Application of the Act on Book-Entry Transfer of Company Bonds, Shares, etc.

Each and all of the Stock Acquisition Rights are subject to Article 163 of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (the “Book Entry Act”), and the certificates for the Stock Acquisition Rights may not be issued, except for such cases provided by Article 164, paragraph 2 of the Book Entry Act. Handling of the Stock Acquisition Rights and the shares to be delivered upon exercise of the Stock Acquisition Rights must follow the Business Regulations Concerning Book-Entry Transfer of Stocks, etc. and other rules specified by the Book-Entry Transfer Institution.

7.	Exercise Agent of the Stock Acquisition Rights

Transfer Agency Services Department, IR Japan, Inc.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

8.	Payment Handling Bank for exercise of Stock Acquisition Rights

Sumitomo Mitsui Banking Corporation, Shinjuku Branch

9.	Procedures to exercise Stock Acquisition Rights

(1)	A Holder who intends to exercise the Stock Acquisition Rights may give notice of such intent and make payments to the Agent.

(2)	Those who give notice of their intent to exercise the Stock Acquisition Rights to the Agent may not withdraw the notification thereafter.

(3)	An exercise request for the Stock Acquisition Rights shall become effective on the day on which the notice of matters necessary for such exercise request has reached the exercise agent specified in paragraph 7 above, and the total amount of the value of the property to be contributed when the Stock Acquisition Right is exercised has been credited in the account of the payment handling bank set forth in paragraph 8 above that is specified by the Company.

10.	Method of delivery of shares

The Company shall, after the relevant exercise request has become effective, deliver shares to the Holder who submitted the exercise request by recording an increase of the number of shares in a column for shares held by such Holder in the account book at the Agent specified by such Holder.

11.	Book-Entry Transfer Institution

Japan Securities Depository Center, Inc.

12.	Others

(1)	Each of the above items shall be subject to the effectiveness of the registration of the allotment of the Stock Acquisition Rights required by the Financial Instruments and Exchange Act.

(2)	The president and representative director of the Company is authorized to determine all matters other than above and to take any other action in connection with the issue of the Stock Acquisition Rights.

END